Exhibit 99.1

Date: August 5, 2026	CorVel Corporation
5128 Apache Plume Road
Suite 400
Fort Worth, TX 76109

FOR IMMEDIATE RELEASE	Contact: Melissa Storan
Phone: 949-851-1473
www.corvel.com

CorVel Announces Revenues and Earnings

FORT WORTH, Texas, August 5, 2026 — CorVel Corporation (NASDAQ: CRVL) announced the results for the quarter ended June 30, 2026. Revenues for the quarter were $260 million, an increase from $235 million in the June quarter of 2025. Earnings per share for the quarter were $0.63, compared to $0.52 in the same quarter of the prior year.

First Quarter Fiscal Year 2027 Highlights

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Revenue increased 11% to $260 million, compared to first quarter of fiscal year 2026.
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Gross profit increased 19% to $67.8 million, at 26% gross margin, compared to first quarter of fiscal year 2026 gross profit of $56.8 million.
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Diluted earnings per share increased 21% to $0.63, compared to first quarter of fiscal year 2026 diluted earnings per share of $0.52.
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The Company exited the quarter with $256 million of cash, cash equivalents, and no borrowings.
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The Company repurchased $21.8 million of common stock during the quarter.

During the quarter, CorVel marked the 35th anniversary of its Nasdaq listing by ringing the opening bell with members of its executive leadership team. The milestone reflects the Company's long-standing commitment to disciplined execution, prudent capital management, and sustained investment in innovation, all of which have supported more than three decades of consistent growth and long-term value creation for clients and shareholders.

In addition, the Company expanded its support for workers’ compensation and liability clients through the introduction of Executive Advisory Services. By combining operational expertise, analytics, benchmarking, and technology, the offering provides clients with actionable insights to reduce costs, improve program performance, and achieve better outcomes while strengthening long-term strategic partnerships.

CERIS broadened its payment integrity capabilities through new client implementations and targeted investments designed to improve payment accuracy and help health plans address increasing cost and regulatory pressures. Across both Patient Management and Network Solutions, CorVel remains focused on delivering measurable value by combining deep operational expertise with advanced technology and data-driven insights.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, management’s beliefs, and certain assumptions made by the Company, and events beyond the Company’s control, all of which are subject to change. Such forward-looking statements include, but are not limited to, improved payment accuracy and reducing costs, improving program performance and achieving better outcomes with operational expertise combined with advanced technology. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause the Company’s actual results to differ materially and adversely from those expressed in any forward-looking statement. The risks and uncertainties referred to above include but are not limited to factors described in this press release and the Company’s filings with the Securities and Exchange Commission, including but not limited to “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31,

2026, and the Company’s Quarterly Report on Form 10-Q for the quarters ended June 30, 2025, September 30, 2025, and December 31, 2025. The forward-looking statements in this press release speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CorVel Corporation

Quarterly Results – Income Statement

Quarters Ended June 30, 2026 (unaudited) and June 30, 2025 (unaudited)

Quarter Ended	June 30, 2026	June 30, 2025
Revenues	$259,925,000	$234,711,000
Cost of revenues	192,131,000	177,950,000
Gross profit	67,794,000	56,761,000
General and administrative	24,453,000	21,478,000
Income from operations	43,341,000	35,283,000
Income tax provision	11,116,000	8,048,000
Net income	$32,225,000	$27,235,000
Earnings Per Share:
Basic	$0.63	$0.53
Diluted	$0.63	$0.52
Weighted Shares
Basic	50,804,000	51,352,000
Diluted	50,928,000	51,912,000

CorVel Corporation

Quarterly Results – Condensed Balance Sheet

June 30, 2026 (unaudited) and March 31, 2026

	June 30, 2026	March 31, 2026
Cash	$255,883,000	$233,072,000
Customer deposits	127,050,000	115,706,000
Accounts receivable, net	110,997,000	101,313,000
Prepaid taxes and expenses	10,851,000	12,206,000
Property, net	121,764,000	117,906,000
Goodwill and other assets	42,467,000	41,619,000
Right-of-use asset, net	20,723,000	21,146,000
Total	$689,735,000	$642,968,000
Accounts and taxes payable	$30,086,000	$24,550,000
Accrued liabilities	229,970,000	203,518,000
Long-term lease liabilities	20,787,000	20,687,000
Paid-in capital	272,922,000	268,518,000
Treasury stock	(909,684,000)	(887,716,000)
Retained earnings	1,045,654,000	1,013,429,000
Total	$689,735,000	$642,986,000